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                                                                   EXHIBIT 10.12

                              ICX ELECTRONICS.COM

                            SHARE PURCHASE AGREEMENT


THIS SHARE PURCHASE AGREEMENT (the "Agreement"), is entered into as of the 25th day of April, 2000, by and between ICX ELECTRONICS.COM, a corporation organized and existing under the laws of the State of California (the "Company") and MAGNECOMP INTERNATIONAL LIMITED, a corporation organized and existing under the laws of the nation of Singapore (the "Investor").

       WHEREAS, the Company has authorized twenty million (20,000,000) shares of capital common stock, having no par value (the "Common Stock") and ten million (10,000,000) shares of Preferred Stock, having no par value; and

       WHEREAS, the Company has issued and outstanding (or reserved for potential issuance), on a fully-diluted basis, approximately two million five hundred thousand (2,500,000) shares of its Common and Preferred Stock, as of the date hereof; and

       WHEREAS, subject to the terms and conditions contained herein the Investor desires to purchase, and the Company desires to sell to the Investor, up to nine hundred twenty-five thousand (925,000) shares of Preferred Stock (the "Shares") for the purchase price recited herein.

       NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. SHARE PURCHASE BY THE INVESTOR. Subject to the terms and conditions contained herein, the Investor agrees to purchase from the Company, and the Company agrees to sell to the Investor, an aggregate amount of up to nine hundred twenty-five thousand (925,000) Shares, representing thirty-seven percent (37%) of the issued and outstanding equity of the Company on a fully diluted basis as of the date hereof. The share purchase by the Investor shall occur in three (3) tranches, in accordance with the following schedule:

       (a) Two hundred fifty thousand (250,000) Shares shall be delivered at the closing of the Share Purchase Agreement, set to occur as of April 25, 2000, for an aggregate purchase price of One Million Dollars ($1,000,000);

       (b) One hundred seventy-five thousand (175,000) Shares shall be purchased, for an aggregate purchase price of Seven Hundred Thousand Dollars ($700,000), upon the first closing of a financial investment arranged by Markwood Capital for no less than One Million Dollars ($1,000,000) at a minimum price of Four Dollars ($4.00) per share (the "Markwood Financing"); and

       (c) pursuant to the exercise, at the sole selection of the Investor, of a warrant in the form of Exhibit A attached hereto for the purchase of five hundred thousand (500,000) Shares, for an aggregate purchase price of Two Million Dollars ($2,000,000), out of which, (a) 250,000 shares or a total of One Million Dollars ($1,000,000) shall be exercisable upon registration of ICX shares for Initial Public Offers (IPO)


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              (b) 250,000 shares or a total of One Million Dollars shall be exercisable upon approval of the ICX shares for IPO. Subsequent to the exercise of the Warrant, assuming that the Investor has purchased nine hundred twenty five thousand (925,000) Shares as contemplated herein, its ownership shall equal not less than twenty percent (27%) of the issued and outstanding equity of the Company on a fully-diluted basis.

       (d) The Share purchases listed above shall be delivered in accordance with the terms of this Agreement, and such Shares shall be issued to the Investor promptly against receipt of the appropriate Purchase Price therefor as set forth in Section 2 below. Such Shares, once delivered to the Investor as set forth herein, shall be validly issued, fully paid and non-assessable, shall be free and clear of any and all liens, charges, pledges, liabilities or other encumbrances, and shall be inscribed in the books and records of the Company as issued to the Investor under the specific terms and conditions herein contained.

       (e) The parties agree that, except with the prior consent of the Investor, the maximum number of Shares to be issued and outstanding on a fully-diluted basis (the "Full Dilution Amount") by the Company as of the specific events set forth below shall be as indicated below:

              (i) at the time of the Closing of this Agreement, without giving effect to the purchase and sale contemplated herein, the Full Dilution Amount shall be two million five hundred thousand (2,500,000) shares of stock;

              (ii) immediately subsequent to the closing of the last tranche of the purchase and sale contemplated herein, the Full Dilution Amount shall be three million four hundred twenty-five thousand (3,425,000) shares of stock (without, however, giving effect to the securities issued in the Markwood Financing); and

              (iii) if the Investor elects to exercise the Warrant, then immediately subsequent to such exercise, the Full Dilution Amount would be four million six hundred twenty-five thousand (4,625,000) shares of stock, including the securities in the Warrant and/or the Markwood Financing shares offered to the public, and any incentive stock options issued to employees, consultants, directors or advisors of the Company.

2. CONSIDERATION FOR AND ISSUANCE OF THE SHARES. As consideration for the Shares, the Investor shall pay to the Company the sum of Four Dollars ($4.00) per Share, or Three Million Seven Hundred Thousand Dollars ($3,700,000) in the aggregate (the "Purchase Price"), in accordance with the schedule of purchases set forth in Section 1 above. Such funds shall be delivered by federal wire transfer deposited into an account designated by the Company. Promptly upon the receipt of said funds, the Company shall cause its counsel to file an appropriate Certificate of Designation (the "Certificate") with the Secretary of the State of California, and thereafter issue to the Investor a stock certificate evidencing the Investor's ownership of such number of Shares as is applicable in accordance with the purchase schedule set forth above.


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3.     DESIGNATION OF PREFERENCE RIGHTS. Each Share will possess the rights and other attributes set forth below, which shall be recited in the
       Certificate:

       (a) Voting Rights. The holders of Shares shall have voting rights providing for one (1) vote per Share on all matters which are properly subject to the vote of all holders of common stock of the Company, and the right to vote as a class on all matters as required by the California Corporations Code.

       (b) Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Company, each holder of Shares shall be entitled to receive a liquidation preference equal to Four Dollars ($4.00) per Share for every Share owned out of the net funds of the Company available for distribution at the time of such liquidation. Any remaining funds available for distribution shall be apportioned among the holders of the Company's common stock until they have received an amount equal to Four Dollars ($4.00) per share of common stock, and any remaining funds of the Company available for distribution shall be shared equally, on a pro rata basis, among all holders of Shares and common stock of the Company. No funds shall be available for distribution by the Company unless and until all debts and obligations of the Company have first been fully-satisfied.

       (c) Conversion Rights. Each Share shall automatically convert, without further consideration and without further action by any party, into one (1) share of the Company's common stock within ten (10) business days after the earlier to occur of: (a) public sale of the Company's common stock in an initial public offering (the "IPO"); or (b) the acquisition of all or substantially all of the assets or capital stock of the Company. In addition, at the sole election of the holder, each Share shall convert into one (1) share of Common Stock within ten (10) business days after such conversion is requested by the holder of such Shares.

       (d) Ratable Adjustments for Stock Splits and Combinations, Etc. In the event that the Company shall authorize any forward or reverse stock split, stock dividend, recapitalization or other similar change in its common stock, it shall contemporaneously authorize an equivalent adjustment to all Shares issued and existing as of the date of such action.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor, as of the date hereof, the following:

       (a) the Company is a corporation duly organized and validly existing under the laws of the State of California, and has full power and authority to enter into, execute and perform this Agreement, which Agreement, once so executed by the Company, shall be the valid and binding obligation of such party, enforceable against it by any court of competent jurisdiction in accordance with its terms;

       (b) the individuals signing this Agreement on behalf the Company are the duly elected executive officers of the Company so indicated, and have full power and authority to enter into and execute this Agreement for and on behalf of the Company;


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       (c)    the Company is not bound by or subject to any contract, agreement, court order or judgment, administrative ruling, law, regulation or any other item which prohibits or restricts such party from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such party; and

       (d) the financial statements of the Company previously provided to the Investor fairly and accurately present the true financial condition of the Company as of the dates, or for the periods, so indicated in all material respects.

5. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants to the Company, as of the date hereof, the following:

       (a) the Investor is a corporation duly organized and validly existing under the laws of Singapore, and has full power and authority to enter into, execute and perform this Agreement, which Agreement, once executed by the Investor, shall be the valid and binding obligation of such party, enforceable against such party by any court of competent jurisdiction in accordance with its terms;

       (b) the individuals signing this Agreement on behalf the Investor are the duly elected executive officers of the Investor so indicated, and have full power and authority to enter into and execute this Agreement for and on behalf of the Investor;

       (c) the Investor is not bound by or subject to any contract, agreement, court order or judgment, administrative ruling, law, regulation or any other item which prohibits or restricts such party from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such party;

       (d)    with respect to the Shares being acquired by the Investor:

              (i) the Investor is acquiring the Shares for its own account, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof; the Investor has no contract, undertaking, or arrangement with any person to sell, transfer, or otherwise dispose of the Shares (or any portion thereof hereby subscribed for), and has no present intention to enter into any such contract, undertaking, agreement or arrangement;

              (ii) the subscription for Shares by the Investor is not the result of any form of general solicitation or general advertising; and

              (iii) the Investor hereby acknowledges that: (A) the offering of the Shares was made only through direct, personal communication between the Investor and the Company; (B) the Investor has had full access to material concerning the Company's planned business and operations, which material was furnished or made available to the Investor by officers or representatives of the Company; (C) the Company has given the Investor the opportunity to ask any questions and obtain all additional information desired in order to verify or supplement the material so furnished; and (D) the Investor understands and acknowledges


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                     that a purchaser of the Shares must be prepared to bear the economic risk of such investment for an indefinite period because of: (I) the heightened nature of the risks associated with an investment in the Company due to its status as a development stage company; (II) illiquidity of the Shares due to the fact that (1) the Shares have not been registered under the Securities Act of 1933 (the
                     "Act") or any state securities act (nor passed upon by the SEC or any state securities commission), and (2) the Shares may not be registered or qualified by the Investor under United States federal or state securities laws solely in reliance upon an available exemption from such registration or qualification, and hence such Shares cannot be sold unless they are subsequently so registered or qualified, or are otherwise subject to any applicable exemption from such registration requirements; and (3) substantial restrictions on transfer of the Shares, as set forth by legend on the face or reverse side of every certificate evidencing the ownership of the Shares;

       (e) the Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act, and has such level of business knowledge and experience as to enable it to evaluate the merits and risks of an investment in the Shares; and

       (f) the Investor has been advised to consult with an attorney regarding legal matters concerning the purchase and ownership of the Shares, and with a tax advisor regarding the tax consequences of purchasing such Shares.

6. CONFIDENTIALITY. By its execution hereof, the Investor acknowledges to and agrees with the Company that in the exercise of the several rights granted to it pursuant to this Agreement, and as a shareholder of the Company generally, and to the extent that it may designate any person to serve on the Company's Board of Directors, it may be or become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by the Company or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an "Affiliate"). Accordingly, the Investor hereby agrees that any and all Confidential Information disclosed or furnished to it, or to any of its Affiliates, by the Company or any of its Affiliates is and shall remain proprietary to the Company. Neither the Investor, nor any Affiliate of the Investor, shall have any rights to distribute or divulge any of such Confidential Information to any third party without the Company's prior, written consent, or to use any of such Confidential Information in any way detrimental to the Company or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of the Company's or its Affiliates' rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential information to establish or assist any person or entity which is, or will be, directly or indirectly in competition with the Company. For purposes of this Agreement, the term "Confidential Information" shall mean any and all proprietary information belonging to the Company, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret under applicable law including, without limitation, the California Trade Secrets Act, as amended. The Investor expressly agrees and understands that its covenant to abide, and to cause its Affiliates to abide, by the provisions of this


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       Section 6 constitute a material part of the consideration inducing the
       Company to make available the Shares hereunder, and that any violation of such provisions could create immediate and irreparable harm to the Company.

7.     MISCELLANEOUS PROVISIONS.

       (a) NOTICES. All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or transmission by fax if such transmission is received during the normal business hours of the addressee, or on the first business day after sending the same by overnight courier service or by telegram, or on the third business day after mailing the same by first class mail, or on the day of receipt if sent by certified or registered mail, addressed as set forth below, or at such other address as any party may hereafter indicate by notice delivered as set forth in this Section 7(a):

              If to the Company:           ICX Electronics.com
                                           400 Camino de Estrella, Suite C
                                           San Clemente, California 92672
                                           United States of America
                                           Attn:  Mr. Gary E. Lotzer
                                                  President/CEO

              With a copy (which shall
              not constitute notice) to:   Feldhake, August & Roquemore
                                           600 Anton Blvd., Suite 1730
                                           Costa Mesa, California 92626
                                           United States of America
                                           Attn:  Kenneth S. August, Esquire
                                                  Partner

              If to the Investor:          Magnecomp International Limited
                                           (or nominee)
                                           1 Finlayson Green, #15-02
                                           Singapore 049246
                                           Attn:  Mr. Wes Burkhart
                                                  Chairman & CEO

              With a copy (which shall
              not constitute notice) to:   Law Offices of Richard Brakefield
                                           1000 S. Palm Canyon Drive, Suite 105
                                           Palm Springs, CA 92264
                                           United States of America
                                           Attn:  Richard Brakefield, Esq.
                                                  Partner

       (b) BINDING AGREEMENT; ASSIGNMENT. This Agreement shall constitute the binding agreement of the parties hereto, enforceable against each of them in accordance with its terms. This Agreement shall inure to the benefit of each of the parties hereto, and their respective successors and permitted assigns; provided, however, that this


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              Agreement may not be assigned (whether by contract or by operation of law) by the Investor without the prior written consent of the Company.

       (c) ENTIRE AGREEMENT. This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and the transactions contemplated hereby, and supersedes any and all prior oral or written agreements, statements, representations, warranties or understandings between the parties, all of which are merged herein and superseded hereby.

       (d) CURRENCY. All references to currencies in this Agreement shall be to the legal tender of the United States of America.

       (e) WAIVER. No waiver of any provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

       (f) HEADINGS. The headings provided herein are for convenience only and shall have no force or effect upon the construction or interpretation of any provision hereof.

       (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       (h) FURTHER DOCUMENTS AND ACTS. Each party agrees to execute such other and further documents and to perform such other and further acts as may be reasonably necessary to carry out the purposes and provisions of this Agreement.

       (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to the performance of such contracts wholly within the State, without giving effect to the principles of conflicts of laws applied thereby. In the event of any dispute between the parties arising out of or resulting from this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. Notwithstanding the foregoing, any such dispute (or any judgment rendered by a United States Court in connection with any such dispute) may also be submitted by the Company for enforcement by any court of competent jurisdiction sitting in Singapore. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

       (j) SPECIFIC PERFORMANCE; REMEDIES CUMULATIVE. The parties hereby agree with each other that, in the event of any breach of this Agreement by any party where such breach may cause irreparable harm to any other party, or where monetary damages may not be sufficient or may not be adequately quantified, then the affected party or parties shall be entitled to specific performance, injunctive relief or such other equitable remedies as may be available to it, which remedies shall be cumulative and


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              non-exclusive, and in addition to such other remedies as such party may otherwise have at law or in equity.

       (k) SURVIVAL. The parties hereby agree with each other that the provisions of Sections 5, 6, and 7 shall expressly survive the closing of the purchase and share transaction contemplated herein, and shall be enforceable against the parties thereafter, whether or not any such transaction shall be consummated as contemplated herein.

       (l) SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement and any partially unenforceable provisions to the extent enforceable in the pertinent jurisdiction, shall continue in full force and effect and shall be binding and enforceable on the parties.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


THE COMPANY:

ICX ELECTRONICS.COM                       WITNESS:


By: /s/ GARY E. LOTZER                    By: /s/ YONG KOK HOON
    ----------------------------------        ----------------------------------
        Gary E. Lotzer                            Yong Kok Hoon
        President/CEO

THE INVESTOR:

MAGNECOMP INTERNATIONAL LIMITED           WITNESS:


By: /s/ WESLEY H. BURKHRAT                By: /s/ YONG KOK HOON
    ----------------------------------        ----------------------------------
        Wesley H. Burkhart                        Yong Kok Hoon
        Chairman & CEO


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